Exhibit 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT
Amendment No. 4, dated as of November 16, 2015 (this “Amendment”), to the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), by and between USG Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (successor rights agent to Computershare Investor Services, LLC, hereinafter, the “Rights Agent”).
RECITALS
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;
WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section; and
WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
1. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(j) “Expiration Date” means the earliest of (i) the Close of Business on May 31, 2019, (ii) the time at which the Rights are redeemed as provided in Section 23, and (iii) the time at which all exercisable Rights are exchanged as provided in Section 24.”
2. Section 1(ee) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(ee) “Special Period” means the period beginning as of 4:00 p.m., New York City time, on March 22, 2013 and ending at the earliest of (i) the Close of Business on May 31, 2019, (ii) the Close of Business on the date of a determination by the Board of Directors of the Company that this Agreement is no longer necessary for the preservation of Tax Benefits because of the repeal of Section 382 or any successor statute, (iii) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, and (iv) the Close of Business on such date as the Board of Directors of the Company determines that this Agreement is no longer necessary for the preservation of Tax Benefits.”
3. Exhibit B to the Rights Agreement is hereby deemed amended and restated in a manner consistent with this Amendment.
4. Capitalized terms used without other definition in this Amendment will be used as defined in the Rights Agreement.
5. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.
6. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.
7. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
8. This Amendment will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
9. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
10. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first above written.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David Adamson
	Name:	David Adamson
	Title:	Vice President

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